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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT and PLAN OF MERGER (the "Agreement") is made and entered into this 13th day of October, 2004, by and among:

        WYNN-CROSBY ENERGY, INC. (herein referred to as "WCE");

        RONALD W. CROSBY and PAIGE L. CROSBY (herein referred to as the "STOCKHOLDERS"); and

        PETROHAWK ENERGY CORPORATION (herein referred to as "PETROHAWK").

        It is contemplated that PETROHAWK will cause to be organized and created a corporation as a wholly-owned subsidiary of PETROHAWK ("Acquisition Sub") which will merge into WCE at the Closing. As a result of such merger, the STOCKHOLDERS will be entitled to receive the proceeds of the Initial Merger Consideration.

        Attached as Appendix I and Appendix III hereto are schedules which describe in the aggregate properties, interests and assets which WCE has represented are owned or held by it directly or indirectly. The properties, interests and assets described on Appendix I are referred to herein as the "WCE Survivor Assets." The properties, interests and assets described on Appendix III are referred to herein as the "WCE Excluded Assets."

        NOW, THEREFORE, the Parties hereto covenant and agree as follows:

I.
Defined Terms and Basic Terms

        Defined Terms.    The following terms as used herein, have the following meanings:

        "Acquisition Sub" has the meaning given such term in the introductory paragraphs hereof.

        "Adjusted Merger Consideration" has the meaning given such term in Section I.F. hereof.

        "Agreement" has the meaning given such term in the introductory paragraph hereof.

        "Business Day" means any day except Saturday, Sunday or any other day on which banking institutions in Dallas, Texas are authorized to close.

        "Claim Notice" has the meaning given such term in Section X.D. hereof.

        "Closing" has the meaning given such term in Section I.B. hereof.

        "Closing Costs" shall mean all costs and expenses incurred in connection with negotiation and preparation of this Agreement, the transactions contemplated hereunder and the Closing.

        "Closing Date" has the meaning given such term in Section I.B. hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulation promulgated thereunder, and any successor statute.

        "Contracts" shall mean the following contracts, agreements and commitments to which WCE is a party or by which any of its assets or the Target Entity Properties are bound: (a) any agreement with any affiliate of WCE; (b) any agreement or contract for the sale, exchange, disposition, purchase, processing, gathering, or transportation of oil and gas produced from the Target Entity Properties; (c) any agreement to sell, acquire, lease, farmout, farmin, grant, convey or otherwise dispose of any of its interests in any of the Target Entity Properties other than conventional rights of reassignment; (d) any operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement, partnership agreement, farmout agreement, farmin agreement, unitization agreement, pooling agreement or other similar agreement; (e) any contract or series of related contracts that commits WCE to expend more than $50,000 in any year; (f) any contract or agreement that creates any area of mutual interest with respect to the acquisition by WCE of any interest in any oil, gas, minerals, lands or assets; (g) any contract or agreement to acquire or shoot seismic; (h) any contract or agreement that evidences a lease or rental of any land, building or other improvements or portion thereof; and (i) any contract or agreement that materially affects the WCE Survivor Assets or the Target Entity Properties, WCE or surface use of the lands covered by the WCE Survivor Assets or the Target Entity Properties and is not described in items (a) through (h) above.

        "Corporate Certificate of Merger" shall mean the certificate of merger required to be filed pursuant to the TBCA to effect the merger of a wholly owned subsidiary of PETROHAWK with and into WCE.

        "Corporate Merger Effective Time" shall mean the date on which the Merger shall become effective pursuant to the TBCA.

        "Damages" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlements, liabilities, obligations, Taxes, Liens, losses, expenses and fees including court costs and reasonable attorneys fees and expenses.

        "Deductible" has the meaning given such term in Section X.C.(b) hereof.

        "Employee Benefit Plan(s)" has the meaning given such term in Section II.A.14 hereof.

        "Environment Law" shall mean any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about real property, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination. Environmental Law and Laws include, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, Federal Clean Water Act, Resource Conservation & Recovery Act, Emergency Planning and Community Right to Know Act, each as amended, and any other federal, state and local law currently in effect whose purpose is to conserve or protect health, the environment, wildlife or natural resource.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

        "Exchange Agency Agreement" shall mean the Exchange Agency and Owners' Representative Agreement among RONALD W. CROSBY, WCE, et al, and PETROHAWK, to which reference is made in clause VIII.B.3.

        "Exchange Agent" shall be Ronald W. Crosby or his successor serving pursuant to the Exchange Agency Agreement.

        "Financial Statements" has the meaning given such term in Section II.13 hereof.

        "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question; and the requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

        "Governing Document(s)" shall mean the charter, articles of incorporation or partnership, certificates of incorporation or partnership, bylaws, operating agreements, partnership agreements and other similar documents, as applicable, of a Person.

        "Governmental Authorities" shall mean any national, state or county, municipal government, domestic or foreign, any agency, board, governmental or regulatory authority or agency, bureau, commission, court, department or other instrumentality of any such government.

        "Hazardous Substances" means any substance now defined as a "Hazardous Substance" or "Hazardous Waste" under any Environmental Law.

        "Indemnification Escrow Account" has the meaning given such term in Section X. hereof.

        "Indemnification Escrow Amount" shall mean the sum of Five Hundred Thousand Dollars ($500,000).

        "Indemnity Claim Notice" has the meaning given such term in Section X hereof.

        "Indemnification Escrow Agreement" shall mean the agreement entered into between the Escrow Agent and the Parties relating to the handling and disbursement of the Indemnity Escrow Amount.

        "Initial Merger Consideration" has the meaning given such term in Section I.D. hereof.

        "Interim Financial Statements" has the meaning given such term in Section II.A.13. hereof.

        "Knowledge" shall mean actual knowledge, and with respect to any corporation, limited liability company, partnership or other business entity, shall mean the actual knowledge of the officers, general partners or other executive management of such entity.

        "Laws" shall mean all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality, or Governmental Authority.

        "Lien" shall mean any lien, pledge, security interest, charge, mortgage or encumbrance.

        "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time is likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of the combined operations of the Target Entities, provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, and (B) changes in the market price of oil or natural gas. Diminutions in value in an aggregate amount less than $50,000 shall not be material. It shall be conclusively presumed that diminutions in value in an aggregate amount less than $50,000 shall not result in a Material Adverse Effect, and it shall be conclusively presumed that diminutions in value in an aggregate amount equal to or greater than $50,000 shall result in a Material Adverse Effect.

        "Merger" shall mean the merger of a wholly owned subsidiary of PETROHAWK with and into WCE.

        "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice.

        "Partnerships Merger Agreement" shall mean the Agreement and Plan of Mergers of even date herewith among the parties hereto and various limited partnerships.

        "Party" or "Parties" shall mean the Persons executing this Agreement.

        "Person" shall mean individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "PETROHAWK" has the meaning given such term in the introductory paragraphs hereof.

        "PETROHAWK Subsidiary" has the meaning given such term in the introductory paragraphs hereof

        "Properties" shall mean all the properties of WCE as set forth on Appendix I AND Appendix III hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "STOCKHOLDERS" shall have the meaning given such term in the introductory paragraphs hereof.

        "Subsidiary" or "Subsidiaries" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

        "Target Entities" shall mean those entities as defined in the Partnerships Merger Agreement.

        "Target Entity Properties" shall be the Properties as defined in the Partnerships Merger Agreement.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax Return relating to Taxes

        "TBCA" has the meaning given such term in Section I.A. hereof.

        "Terminated Employees" has the meaning given such term in Section VIII.B.1(g).

        "WCE" has the meaning given such term in the introductory paragraphs hereof.

        "WCE Excluded Assets" shall mean the properties, interests and assets described on Appendix III hereto.

        "WCE Survivor Assets " shall mean the properties, interests and assets described on Appendix I hereto.

        A.    Merger.    The merger contemplated by this Agreement (the "Merger") shall be effected in accordance with the Texas Business Corporation Act (the "TBCA").

                At the Corporate Merger Effective Time (i) the Acquisition Sub shall be merged into WCE, and (ii) the separate existence of the Acquisition Sub shall cease and WCE will continue its corporate existence under the laws of the State of Texas as a wholly owned subsidiary of PETROHAWK. The Articles of Incorporation of the Acquisition Sub in effect immediately prior to the Corporate Merger Effective Time shall be the Articles of Incorporation of WCE, until thereafter amended in accordance with the TBCA. The bylaws of the Acquisition Sub in effect immediately prior to the Corporate Merger Effective Time shall be the bylaws of WCE at and after the Corporate Merger Effective Time, and thereafter may be amended in accordance with their terms and as provided by the WCE Articles of Incorporation and the TBCA. At and after the Corporate Merger Effective Time, the directors and officers of the Acquisition Sub shall be the directors and officers of WCE.

        B.    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of WCE, at 5500 W. Plano Parkway, Plano, Texas 75093 (1) contemporaneously with the Closing of the mergers provided in the Partnerships Merger Agreement, or (2) at such other date as may be agreed by the Parties (the "Closing Date").

        C.    Merger Effective Time.    PETROHAWK and WCE will cause the Corporate Certificate of Merger to be filed in accordance with the TCBA on the Closing Date. The Merger shall become effective when the Corporate Certificate of Merger is duly filed with the Secretary of the State of Texas, or at such later time as PETROHAWK and WCE specify in the Corporate Certificate of Merger.

        D.    Merger Consideration.    As consideration for the Merger, the STOCKHOLDERS will receive the aggregate sum of One Hundred Sixty Thousand Dollars ($160,000) (the "Initial Merger Consideration") allocated between them in equal proportions.

        E.    Initial Merger Consideration Adjustments.    To determine the Adjusted Merger Consideration payable to the STOCKHOLDERS, the Initial Merger Consideration shall be decreased by the aggregate amount of the state income Tax liability of WCE for the accounting period of January 1, 2004, through June 30, 2004, and by the amount of taxes payable by WCE as a result of a transaction effected by WCE pursuant to Section IV.B. prior to Closing, and shall be increased by:

  (1)
  the sum of $25,000 for each month (prorated for a partial month) occurring between June 30, 2004, and the date of Closing, as compensation and reimbursement for services rendered and expenses incurred in the management and operation of its business; and

  (2)
  the sums paid by WCE to KPMG LLP pursuant to the engagement agreement between them dated September 3, 2004;

II
Representations and Warranties of STOCKHOLDERS and WCE

        A.    Representations and Warranties.    WCE and the STOCKHOLDERS hereby represent and warrant to PETROHAWK, as follows:

          1.     Legal Status and Authority of WCE.

            (a)   Organization. WCE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and duly qualified and in good standing in every jurisdiction in which such qualification is necessary, including under the laws of the States of Alabama, Arkansas, Kansas, Louisiana, Mississippi, New Mexico, North Dakota, Oklahoma, Utah, and Wyoming. WCE has full corporate power and authority to conduct its business as it is now being conducted and to own, operate, and lease the properties and assets it currently owns, operates and leases. The STOCKHOLDERS of WCE are the sole directors of WCE. The officers of WCE are:

Ronald W. Crosby	President and Chief Executive Officer
Paige L. Crosby	Secretary
W. D. Anderson	Executive Vice President and Chief Operating Officer
Dickie D. Hunter	Vice President of Finance and Chief Financial Officer
Russell L. Harlow	Vice President of Business Development
Jon R. Nelsen	Vice President of Land
Herbert Schroeder	Vice President of Operations
Donald R. Sundstrom	Vice President and Controller
Trisha Kerr	Director of Human Resources

            On or before the date of this Agreement, WCE has delivered or made available to PETROHAWK true and complete copies of WCE's Governing Documents and WCE's minute book. WCE is not in default in any material respect in the performance, observation or fulfillment of any provision of its Governing Documents.

            There are issued and outstanding 1,000 shares of the capital stock of WCE, all of which have been duly authorized and are validly issued and outstanding, fully paid, and non-assessable. The STOCKHOLDERS own in equal proportions all of the issued and outstanding stock of WCE. No other Person owns or holds (i) any shares of stock or other securities of WCE, (ii) securities of WCE convertible into or exchangeable for shares of stock of WCE, or (iii) any options or other rights to acquire stock from WCE, or similar agreements for stock or other securities of WCE. There are no outstanding obligations of WCE to redeem, repurchase or otherwise acquire any securities of WCE listed in the preceding sentence.

            (b)   Power and Authority. WCE has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

            (c)   No Conflict. The execution, delivery or performance by WCE of this Agreement and the transactions and other agreements contemplated hereby shall not violate, be in conflict with, constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority pursuant to (i) any provision of any Governing Document, (ii) any material provision of any agreement or instrument to which WCE is a party or is bound (including, without limitation, any bank loan, indenture or credit agreement), (iii) any Law, ordinance, rule or regulation of any Governmental Authority, or (iv) any applicable Law, rule, regulation, order, writ, judgment or decree of any court or other competent authority, and shall not result in the creation of any Lien on any of the Properties.

            (d)   Consents. No authorization, consent, or approval of or filing with any Governmental Authority is required to be obtained or made by WCE for the execution and delivery by it of this Agreement and the consummation of the Merger contemplated hereby, except as provided by Texas law.

            (e)   Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly authorized by all requisite corporate action of WCE.

            (f)    Binding Agreement. This Agreement has been duly executed and delivered by WCE and all documents and instruments required hereunder to be executed and delivered by WCE at Closing shall be duly executed and delivered by it. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of WCE enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.     Public Utility Holding Company Act and No Subsidiaries. WCE is not a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" or a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended. WCE has no subsidiaries.

          3.     Broker's Fees. WCE has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions contemplated by this Agreement.

          4.     Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings being contemplated by WCE or, to the Knowledge of WCE or STOCKHOLDERS, threatened against WCE.

          5.     Commitments. Except as described on Schedule II.A.5. hereto or obligations incurred in the Ordinary Course of Business, there are no contracts, commitments or agreements binding on WCE or any WCE Survivor Asset which require future expenditures by the owner thereof of more than the sum of $50,000, with respect to any particular WCE Survivor Asset.

          6.     Non-Competition Commitments. To the Knowledge of WCE and the STOCKHOLDERS, there are no agreements or arrangements that will be binding on WCE after Closing that limit the freedom of WCE to compete in any line of business or with any Person or in any geographical area.

          7.     Contracts. Except as set forth on Schedule II.A.7 and in Section II.A.11 of the Partnerships Merger Agreement, there are no material agreements or arrangements relating to the WCE Survivor Assets or the Target Entity Properties that will be binding on WCE, the WCE Survivor Assets, or the Target Entity Properties. All of the Contracts are in full force and effect, and WCE is not, nor to the Knowledge of WCE and STOCKHOLDERS, is any other party in default thereunder. WCE has neither given or received from any third party any notice of any action or intent to terminate or materially amend any such Contract.

          8.     Compliance with Laws. During the period of ownership by WCE, the WCE Survivor Assets have been operated in material compliance with all applicable Laws, regulations, rules, orders, judgments and decrees of all Governmental Authorities and courts having jurisdiction.

          9.     Claims. There is no claim, demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the WCE Survivor Assets pending, or, to the best of the Knowledge of WCE and the STOCKHOLDERS, threatened. There is no claim, demand, action, administrative proceeding or governmental inquiry pending, or to the best of the Knowledge of WCE and the STOCKHOLDERS, threatened against WCE that (i) will or can reasonably be expected to materially hinder or impede the consummation of the transactions contemplated by this Agreement, or (ii) result in material impairment or diminution of the title of WCE to the WCE Survivor Assets or otherwise materially affect adversely the value thereof.

          10.   Permits. WCE has, and to the Knowledge of WCE and the STOCKHOLDERS, each other Person who operates a WCE Survivor Asset has, obtained all permits, licenses, franchises, authorities, consents and approvals necessary for owning and operating such assets and has made all material filings with all governmental bodies having jurisdiction necessary for owning and operating such assets, and all such permits, licenses, franchises, authorities, consents, approvals and filings are in full force and effect.

          11.   Taxes. WCE has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it with respect to the WCE Survivor Assets, the business and operations of WCE or otherwise, and has paid all Taxes shown on such Tax Returns. All ad valorem Taxes (including, without limitation, property, production, severance, occupation and excise Taxes) and other taxes and assessments based upon or measured by the ownership or operation of the properties, business and operations of WCE that are due and payable have been paid, except those being contested in good faith, for which adequate provision has been made. WCE is subject to no current liabilities for Taxes other than those reflected on the Interim Financial Statements. WCE has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1994.

          12.   Environmental Matters.

            (a)   There has not occurred, to the best of the Knowledge of WCE and the STOCKHOLDERS, an event in the use and operation of the Properties or the Target Entity Properties, and there does not exist on such assets or properties a condition which constitutes a violation of any Environmental Law.

            (b)   WCE has obtained all permits, licenses, franchises, authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating the WCE Survivor Assets under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

            (c)   There are no pending or, to the best of the Knowledge of WCE and the STOCKHOLDERS, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties or the Target Entity Properties under any Environmental Laws, or (ii) the restoration, remediation or reclamation of any such assets or properties.

            (d)   To the best of the Knowledge of WCE and the STOCKHOLDERS, there are no environmental investigations, studies or audits with respect to any of the Properties or Target Entity Properties owned or commissioned by, or in the possession of, WCE.

          13.   Financial Statements of WCE. WCE has had prepared for it financial statements for calendar years ending 2001, 2002 and 2003, which are attached as part of Appendix II hereto. Appendix II also contains a balance sheet, statement of income, cash flow, STOCKHOLDERS' equity or retained earnings, and the related notes thereto, of WCE as of June 30, 2004, and all of the debts, liabilities and obligations owing by WCE as of such date. Such financial statements shall herein be referred to as the "Financial Statements," and the June 30, 2004, financial statement shall be referred to as the "Interim Financial Statement." Each of the Financial Statements has been prepared from and is in accordance with, the books and records of WCE, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may indicated in the notes thereto), the financial position of WCE as of the date thereof and the results of operations and cash flows for the periods presented therein.

          Except as set forth on Schedule II.A.5 and Schedule II.A.13, and except for liabilities and obligations incurred in the Ordinary Course of Business and consistent with past practice, since the date of the Interim Financial Statements WCE has not incurred any liabilities or obligations. Since June 30, 2004, WCE has conducted its business only in the Ordinary Course of Business and there has not been any:

            (a)   damage to or destruction or loss of any WCE Survivor Asset that would result in a Material Adverse Effect;

            (b)   sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any WCE Survivor Asset;

            (c)   cancellation of any indebtedness owing to WCE or waiver of any material claims or rights, except in the Ordinary Course of Business;

            (d)   material change in any method of accounting or accounting practice, adjustments to its books and records, or recharacterization of any assets or liabilities in any material respect;

            (e)   distribution or other payment to the STOCKHOLDERS;

            (f)    payment with respect to any liability other than in the Ordinary Course of Business;

            (g)   write off as uncollectible of any notes or accounts receivable, other than in the Ordinary Course of Business;

            (h)   borrowing of, or agreement to borrow funds, except pursuant to existing lines of credit in the Ordinary Course of Business;

            (i)    loans, advances or capital contributions to or investments in any other Person;

            (j)    payment of, or increase in, the compensation of any of managers, general partners, officers, employees or directors, except for payment of salaries in the Ordinary Course of Business;

            (k)   adoption, grant, extension or increase in the rate or terms of any bonus severance, insurance, pension or other Employee Benefit Plan, payment or arrangement made to, for or with any of its officers, directors or employees;

            (l)    change in Governing Documents or issuance of any additional equity securities or grants of any options, warrants or rights to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities; or

            (m)  agreement, whether oral or written, to do any of the foregoing.

          14.   Employees and Related Agreements.

            (a)   Schedule II.A.14 lists each Employee Benefit Plan. For these purposes, "Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock option plan, severance agreement, employment contract, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements, whether or not subject to ERISA, that WCE sponsors, maintains, or contributes to, or to which WCE has any liability thereunder.

            (b)   WCE has delivered to PETROHAWK correct and complete copies of each Employee Benefit Plan, current summary plan descriptions for each Employee Benefit Plan, all related trusts, insurance, and other funding contracts which implement each such Employee Benefit Plan, the prior three years Form 5500, and all correspondence with any Governmental Authorities relating to any such Employee Benefit Plan.

            (c)   Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with all applicable Laws, rules and regulations.

            (d)   All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made or accrued for all services on or prior to the Closing Date.

            (e)   No Employee Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

            (f)    No event has occurred and no condition exists with respect to the Employee Benefit Plans that could subject WCE, PETROHAWK, or any Employee Benefit Plan, to any liability under applicable Laws.

            (g)   No condition, agreement or plan provision limits the right of WCE to amend or terminate any Employee Benefit Plan that it sponsors (except to the extent such limitation arises under ERISA).

            (h)   There are no pending actions that have been asserted or instituted against the Employee Benefit Plans other than routine claims for benefits and to the Knowledge of WCE and the STOCKHOLDERS, no such action has been threatened.

            (i)    Except as provided in the employment agreements described in Schedule II.A.14, no present or former employees of WCE are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4780(B) of the Code) or any similar benefits, and the consummation of transactions contemplated herein shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to WCE under Sections 4999 and 280G of the Code, respectively.

          15.   Employee Relations. With respect to WCE: (a) it is not a party to any collective bargaining agreements, nor, to the Knowledge of WCE and the STOCKHOLDERS, is it affected by or threatened with, any dispute or controversy with a union or with respect to unionization, certification, representation, or collective bargaining involving the employees of WCE; (b) it has at all times been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, and has not received any demand letters or threats regarding any such Laws or labor practices; (c) except as set forth on Schedule II.A.15, it is not subject to any unfair labor practice charge or complaint nor, to the Knowledge of WCE and the STOCKHOLDERS, is any unfair labor practice charge or complaint against WCE threatened before the National Labor Relations Board or any similar state agency; (d) it is not subject to any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the them; (e) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation against it, and to their Knowledge, there are no citations with such agencies pending and relating to it; (f) except as set forth on Schedule II.A.15, there is no employee or governmental claim or investigation against it with respect to its employees, including any charges to the Equal Employment Opportunity Commission or state employment practice agency against it, investigations regarding its Fair Labor Standards Act compliance, audits of it by the Office of Federal Contractor Compliance Programs, Workers' Compensation claims against it, sexual harassment complaints against it, or demand letters or, to their Knowledge, similar claims threatened against it; and (g) except as set forth on Schedule II.A.15, there is not any current or former employee, consultant, or independent contractor of WCE that has filed a demand letter or a complaint (either written or verbally) against it for wrongful discharge, defamation, fraud, negligent misrepresentation, negligence, intentional infliction of emotional distress, assault, battery, or breach of contract claims for including, but not limited to, unpaid wages, commissions, stock options, royalties, deferred compensation, or wrongful discharge.

          16.   Seismic Data; Permits. Except as set forth in the Partnerships Merger Agreement, WCE is not a party to any contract or agreement with a seismic vendor. WCE is in possession of the proprietary data described in the Partnerships Merger Agreement for the benefit of the Limited Partnerships identified therein.

          17.   Foreign Person. Neither WCE nor either STOCKHOLDER is a "foreign person" within the meaning of Section 1445 of the Code.

          18.   Previously Owned Properties. Except as set forth on Schedule II.A.18., WCE has no obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by WCE or held by it for the benefit of a Limited Partnership defined in the Partnerships Merger Agreement which are not currently owned or leased.

          19.   Operatorship. Neither WCE nor any STOCKHOLDER is aware of any pending vote, or any requests for a vote (whether written or oral), to have WCE removed as the named "operator" from any properties for which WCE is currently designated as the "operator."

          20.   Insurance. Schedule II.A.20 sets forth a true and correct list of all insurance policies and other surety arrangements of any kind or nature whatsoever which are in force and to which WCE is a named party or beneficiary, specifying the insurance carrier, the type of insurance coverage, the policy number, the aggregate amount of insurance coverage per claim or per occurrence, as the same may be, applicable self-retention limits and/or self or co-insurance requirements, and describing in reasonable detail each pending claim thereunder.

        B.    Limitation of Warranties and Representations as to Properties.    EXCEPT AS OTHERWISE EXPRESSED IN THIS AGREEMENT, NO STOCKHOLDER MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, RECORDS OR DATA HERETOFORE OR HEREAFTER MADE AVAILABLE TO PETROHAWK, EXCEPT THAT THE STOCKHOLDERS HAVE NOT KNOWINGLY WITHHELD MATERIAL INFORMATION WITH RESPECT TO THE PROPERTIES OR THE TARGET ENTITY PROPERTIES, HAVE NOT KNOWINGLY PROVIDED FALSE, INACCURATE OR MISLEADING INFORMATION WITH RESPECT TO THE PROPERTIES OR THE TARGET ENTITY PROPERTIES, AND/OR HAVE NO KNOWLEDGE OF ANY INFORMATION, RECORDS OR DATA WHICH MIGHT EVIDENCE A BREACH OF A REPRESENTATION OR WARRANTY OR OTHER COVENANT OF WCE AND THE STOCKHOLDERS SET FORTH HEREIN. WITHOUT LIMITING THE FOREGOING, THE STOCKHOLDERS AND WCE MAKE NO, AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO (i) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS," IN THE CONDITION IN WHICH THE SAME EXISTS, AND WITH ALL FAULTS AND DEFECTS, WHETHER APPARENT OR HIDDEN, KNOWN OR UNKNOWN.

        C.    Survival.    The representations and warranties made in Section A of this Paragraph II, other than the representations and warranties contained in clause II.A.12, shall terminate at the time of Closing and shall not survive the Closing, except as provided in Paragraph X hereof. The representations and warranties made in clause II.A.12 shall terminate at the Closing and shall not survive the Closing, and any claim of a breach of any representation or warranty made in such clause II.A.12 must be made before November 8, 2004.

                From and after the Closing, the STOCKHOLDERS shall have no liability to PETROHAWK or any PETROHAWK Subsidiary in any manner resulting from any such representation or warranty, and neither PETROHAWK nor any PETROHAWK Subsidiary shall have or pursue any suit or action for any loss, cost, expense, liability, claim or damages in any manner arising or resulting from any such representation or warranty except as provided in Paragraph X hereof.

III
Representations and Warranties of PETROHAWK

        PETROHAWK represents and warrants to the STOCKHOLDERS and WCE as follows:

        1.    Incorporation and Good Standing.    It is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.

        2.    Power.    It has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith, and the execution and delivery by it of this Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of the documents of its organization or any agreement or indenture to which it is subject or by which it is bound.

        3.    Approval.    The execution and delivery by it of this Agreement and all other documents contemplated hereby or referred to herein and the consummation of the transactions contemplated hereby will not violate nor be in conflict with any provision of a Governing Document of it and will not (i) require any consent or approval of any entity, or (ii) to its Knowledge violate any provisions of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.

        4.    Government Consent.    No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by it of this Agreement or any other document contemplated hereby or referred to herein.

        5.    Binding Obligation.    This Agreement constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        6.    Brokers.    PETROHAWK has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement that will be the responsibility of the STOCKHOLDERS.

        7.    Adequate Funds.    PETROHAWK or the PETROHAWK Subsidiares will have immediately available funds adequate to effect all covenants and agreements, including the payment of the Adjusted Merger Consideration herein provided to be effected by them at and after Closing.

IV
Certain Agreements of the STOCKHOLDERS and WCE

        A.    Covenants.    WCE and the STOCKHOLDERS covenant and agree with respect to WCE that from and after the date hereof and unless and until this Agreement is terminated as hereinafter provided:

          1.     Sales. It shall not sell, transfer, assign, convey or otherwise dispose of any WCE Survivor Asset, other than personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Properties.

          2.     Encumbrances. It shall not create, permit or cause the creation of any Lien on any WCE Survivor Asset.

          3.     Operation of Properties. It shall (i) perform or cause to be performed all of the obligations of it under contracts relating to or affecting the WCE Survivor Assets; (ii) exercise all reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in its possession or in the possession of WCE relating in any way to the WCE Survivor Assets or the Target Entity Properties; and (iii) except for this Agreement, not enter into or cause any contract, agreement or commitment with respect to itself or any WCE Survivor Asset which is not in the Ordinary Course of Business as heretofore conducted in association with the WCE Survivor Assets, or which involves payments, receipts or potential liabilities by it of an amount in excess of the sum of $50,000.

          4.     Contracts and Agreements. It shall not (i) grant any preferential right to purchase or similar right or agree to require the consent of any Person to the transfer and assignment of any WCE Survivor Asset; (ii) incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to any WCE Survivor Asset, except as otherwise provided herein; or (iii) enter into any transaction the effect of which, considered as a whole, would be to cause the WCE Survivor Assets to be materially altered as of the Corporate Merger Effective Time.

          5.     Consents. If any approval or consent by any federal, state or local government or Indian authority is required to vest title to any interest in any WCE Survivor Asset in it at Closing and to its subsequent use and operation thereof, it shall exercise its best efforts, or as reasonably requested by PETROHAWK, to obtain all such required approvals or consents.

          6.     Abandonments. It shall not abandon any of the WCE Survivor Assets without the advance written consent of PETROHAWK, except as is required by order, judgment or decree of a Governmental Authority or existing contractual obligations.

          7.     Notice of Defaults. It shall give prompt written notice to PETROHAWK of any notice of default (or written threat of default, whether disputed or denied) received or given by it under any instrument or agreement affecting it or the WCE Survivor Assets.

          8.     Notice of Events and Proposals. If between the date hereof and the Closing it becomes aware of (i) any action or occurrence arising after the date hereof which reasonably may materially affect any of the WCE Survivor Assets or the Target Entity Properties, or (ii) any proposal from a third party to engage in any material transaction with respect to any of the WCE Survivor Assets or the Target Entity Properties, it shall give prompt written notice to PETROHAWK of such action, occurrence or proposal.

          9.     Amendments. It shall not supplement, amend, alter, modify or waive, any contract or agreement which constitutes a part of the WCE Survivor Assets, except in the Ordinary Course of Business, nor surrender, permit to expire (except upon expiration of its term) or terminate any such contract or agreement other than in the Ordinary Course of Business or as may be authorized by PETROHAWK in writing in each instance.

          10.   Conduct of Business. It shall (i) conduct its business only in the Ordinary Course of Business and in substantially the same manner as conducted prior to the date of this Agreement, and (ii) use commercially reasonable efforts to keep available the services of its officers and employees. It shall not make any payment of any bonuses, salaries, or other compensation to any equity holder, director, officer or employee, except for the payment of salaries in the Ordinary Course of Business and as provided in this Agreement, and it shall not enter into any employment, severance, or other similar contract with any Person. It shall not adopt or increase payments to or benefits under any Employee Benefit Plan, except as expressly contemplated by this Agreement.

          11.   Books and Records. It shall maintain its books and records in accordance with GAAP, applied consistently with past practice and not change in any material manner any of its methods, principles or practices of accounting currently in effect, except as may be (or may have been) required by applicable Law or such principles.

          12.   Governing Documents. It shall not amend any of its Governing Documents, except to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or required by Law or to effect changes necessary to consummate the transactions contemplated by this Agreement.

          13.   Securities. It shall (i) not make any change in the number of its respective equity ownership issued and outstanding, and (ii) not grant any options or other right or commitment relating to the issuance of equity ownership or any security convertible into equity ownership.

          14.   Dividends and Redemptions. Except as contemplated by this Agreement, it shall not (i) authorize, declare, set aside or make any other non-cash distribution or payment with respect to any of its equity interests, or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its equity interests or any option, warrant or right to acquire, or security convertible into, equity ownership.

          15.   Loans and Guarantees. It shall (i) not make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business, and (ii) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.

          16.   Mergers. It shall not merge or consolidate with any other Person.

          17.   Acquisitions. It shall not acquire or agree to acquire all or any portion of the equity securities or all or substantially all of the assets of any business or any Person.

          18.   Change in Tax Character. It will not take any action that would change the character of any Target Entity from an entity that is taxed as a partnership for United States federal income tax purposes. It will not take any actions that would change the qualification of WCE as an entity taxed as an S Corporation for United States federal income tax purposes.

        B.    Specific Transactions.

        1.     It is agreed that WCE shall effect the following at or prior to the Closing:

          (a)   The distribution to the parties entitled to receive the same of all sums now or hereafter held by it for the benefit of the General Partners identified in the Partnerships Merger Agreement as set forth on Schedule IV.B.1.(a). attached hereto.

          (b)   The resignation by WCE as general partner of W-C Energy, Ltd., a Texas limited partnership, and the withdrawal of WCE from such limited partnership or the transfer of its interest in such limited partnership to an entity designated by STOCKHOLDERS.

          (c)   The transfer and delivery to STOCKHOLDERS or such entity as they may designate of the following assets:

    (i)
    All furniture, fixtures, and furnishings (including specifically all computers, software, and communication equipment) in the offices of WCE at 5500 W. Plano Parkway, Plano, Texas 75093;

    (ii)
    the following motor vehicles:

    (A)
    1994 Lexus GS 300
    I.D. #JT8JS47E3R0059479; License #S85P22
    In Plano, Texas

    (B)
    2001 Ford XLT Supercab Pickup
    I.D. #1FTRX17L91NB89339; License #6B2K85
    In Plano, Texas

    (iii)
    the following depository or investments accounts with Union Bank of California, N.A., and the sums on deposit therein or assets thereof:

    (A)
    Demand Deposit Account
    Number 4560000249;

    (B)
    Investment Account
    Number 793645; and

      (C)
      Lockbox Number 51482,

  (iv)
  Demand Deposit Account Number
  0084721573 at Compass Bank,
  and the sum on deposit therein;

  (v)
  Demand Deposit Account Number
  13969655 at Compass Bank,
  and the sum on deposit therein;

  (vi)
  Safe Deposit Box Number 606,
  at Compass Bank, in Plano, Texas,
  and the contents thereof;

  (vii)
  all accounts receivable by WCE, including specifically accounts owing by entities which are affiliated with it (including the Partnerships named in the Partnerships Merger Agreement); and

  (viii)
  all Texas Stadium Bonds issued by the City of Irving, Texas, and the seat and ticket options associated therewith;

or the sale of such assets and the distribution of the proceeds of such sales to STOCKHOLDERS or such entity as they may designate.

          (d)   The grant, transfer, assignment and conveyance to STOCKHOLDERS or their designee of the oil and gas properties and interests included in the WCE Excluded Assets and any other oil and gas properties and interests acquired by WCE pursuant to the Agreement and Plan of Merger dated December 5, 2000, between it and Wild Card Natural Resources, Inc.

          (e)   Such other and further acts as are necessary to vest in STOCKHOLDERS or their designees all of the WCE Excluded Assets.

          (f)    The payment and discharge of all of the debts and accounts then owing by WCE, including but not limited to (i) the debts and liabilities as listed in clause II.A.5, and (ii) any sums owing to KPMG LLP pursuant to the engagement agreement between it and WCE dated September 3, 2004.

          (g)   The transfer and assignment to such entity as may be designated by STOCKHOLDERS of (i) the name "Wynn-Crosby" and all derivations thereof, and (ii) the web domain name and website "wynncrosby.com".

        2.     The parties hereto acknowledge that WCE is a party to the following instruments, agreements and obligations:

    (a)
    Master Lease Agreement dated as of May 30, 1999, as amended by instrument dated April 14, 2000, between Wildcard Oil & Gas Company, as Lessor, and WCE, as Lessee.

    (b)
    Wynn-Crosby 2000, Ltd. Employee Incentive Plan and Wynn-Crosby 2002, Ltd. Employee Incentive Plan (the "Employee Incentive Plans").

    (c)
    Credit Agreement dated November 14, 1997, as amended, between WCE and Union Bank of California, N.A., and Note dated November 14, 1997, payable by WCE to Union Bank of California, N.A., in the principal sum of $10,000,000.

WCE will be released and discharged from all obligations, liabilities and responsibilities including but not limited to liabilities for Taxes that may be due by reason of the transfers set forth in this Section IV.B. and including the release and discharge of WCE under each of such instruments and agreements listed as items (a) and (c), and to the termination of the Employee Incentive Plans described as item (b) and the fulfillment and discharge of all of the obligations of WCE under such Employee Incentive Plans, effective on or prior to such Closing. In addition, concurrent with Closing WCE shall terminate each Employee Benefit Plan and shall terminate all of its employees, and WCE shall be released and discharged from all obligations and responsibilities related thereto.

V
Casualty Loss

        A.    Applicable Losses and Notice.    If prior to Closing a WCE Survivor Asset is damaged or destroyed by fire, explosion or other casualty, the Initial Merger Consideration shall be reduced by the lesser of (a) the reasonable cost of such repair or replacement which is in excess of the insurance payable to WCE in respect of such loss, or (b) the value of such WCE Survivor Asset.

        B.    Remedies For Casualty Losses.    All disputes arising hereunder with respect to the existence, materiality, or economic effect of a casualty loss asserted by PETROHAWK shall be determined in the manner provided in Section XI.D.

VI
Conditions to Obligations of WCE and the STOCKHOLDERS

        The obligations of WCE and the STOCKHOLDERS to consummate the Merger provided for herein are subject, at the option of the STOCKHOLDERS, to the fulfillment on or prior to the Closing of each of the following conditions:

        A.    Representations.    The representations and warranties of PETROHAWK herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date.

        B.    Performance.    PETROHAWK shall have performed all of its material obligations, covenants and agreements hereunder and shall have complied with all material covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

        C.    Pending Matters.    No suit, action or other proceeding by a third party shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this agreement.

        D.    Related Closings.    Any provision of this Agreement to the contrary notwithstanding, the Merger transaction herein provided shall not be effected unless there are contemporaneously effected the merger transactions provided in the Partnerships Merger Agreement.

VII
Conditions to Obligations of PETROHAWK

        The obligations of PETROHAWK to consummate the Merger provided for herein are subject, at the option of PETROHAWK, to the fulfillment on or prior to the Closing of each of the following conditions:

        A.    Representations.    The representations and warranties of WCE and the STOCKHOLDERS herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date. Ronald W. Crosby shall have delivered a certificate, dated and effective as of the Closing Date, certifying to PETROHAWK as such.

        B.    Performance.    WCE and the STOCKHOLDERS shall have performed all of their obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this agreement to be performed or complied with by them at or prior to the Closing.

        C.    Pending Matters.    No suit, action or other proceeding shall be pending or threatened by a third party against WCE or the STOCKHOLDERS before any court or governmental agency which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

        D.    Access.    To the extent they are able to do so, WCE and the STOCKHOLDERS shall have afforded PETROHAWK and its officers, employees and representatives free and complete access to the Properties and the records of WCE from and after the date of this Agreement.

        E.    Instruments to be Delivered.    There shall be delivered to PETROHAWK at the Closing (i) the instruments provided in Section VIII.B.1, (ii) the opinion of counsel of WCE in the form attached as Appendix IV hereto, and (iii) copies of duly executed releases and waivers in the form attached as Appendix V from each of the WCE employees..

        F.    Material Adverse Effect.    There shall not have occurred, between the date of this Agreement and the Closing Date, a Material Adverse Effect.

        G.    Related Closings.    Any provision of this Agreement to the contrary notwithstanding, the Merger transaction herein provided shall not be effected unless there are contemporaneously effected the merger transactions provided in the Partnerships Merger Agreement.

VIII
Closing

        A.    Time and Place.    The Closing shall be effected at the time and place set forth in Article I.A. above.

        B.    Actions at Closing.    At such Closing:

          1.     WCE and the STOCKHOLDERS shall:

      (a)
      deliver to PETROHAWK the opinion of counsel described in Section VII.E.;

      (b)
      deliver to PETROHAWK recordable releases and terminations covering all security instruments which perfect liens and security interests in the WCE Survivor Assets;

      (c)
      deliver to PETROHAWK a certificate signed by WCE and the STOCKHOLDERS as to their non-foreign status as set forth in Treasury Regulation 1.1445-2(b);

      (d)
      deliver to PETROHAWK evidence of the resignation of all of the directors and officers of WCE;

      (e)
      deliver to PETROHAWK originals of, to the extent possible, and copies of, to the extent originals are not available, the books and records of WCE;

      (f)
      deliver to PETROHAWK certificates dated a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the state of Texas and such other states in which WCE is doing business, showing that WCE is validly existing and in good standing in the State of Texas and such other states;

      (g)
      deliver to PETROHAWK evidence satisfactory to PETROHAWK that all current employees, independent contractors, and consultants of WCE (except for those who are specifically being retained by PETROHAWK after the Closing Date) have had their employment or independent contractor relationships terminated ("Terminated Employees") and that all wages, benefits, and severance pay, if any has been paid to Terminated Employees through the time their relationships with WCE terminated;

      (h)
      deliver to PETROHAWK evidence satisfactory to PETROHAWK that the management agreements between WCE and Wildcard Oil & Gas Company, Inc., Wildcard Family Partnership, and Wynn-Crosby Royalty Company have been terminated;

      (i)
      deliver to PETROHAWK copies of the audit reports prepared by KPMG LP pursuant to the engagement agreement dated September 3, 2004, between WCE and KPMG LP; and

      (j)
      deliver to PETROHAWK such other documents, instruments, agreements and certificates as PETROHAWK may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

        2.     STOCKHOLDERS will deposit with the Escrow Agent the Indemnification Escrow Amount.

        3.     PETROHAWK shall pay the Adjusted Merger Consideration to Ronald W. Crosby as Exchange Agent pursuant to the Exchange Agency Agreement. The Exchange Agent shall have the sole responsibility for the allocation and distribution of the Adjusted Merger Consideration among the STOCKHOLDERS, and PETROHAWK has no obligation or other responsibility with respect to such allocation and distribution. Prior to Closing, WCE shall provide written consents signed by the STOCKHOLDERS agreeing to the allocation and distribution.

        4.     STOCKHOLDERS and PETROHAWK will cause to be entered into and executed the Transition Agreement between Wynn-Crosby Management, Ltd. and WCE, a copy of which is attached as Appendix VIII hereto.

        5.     The parties hereto shall execute and deliver such other and further instruments and shall do and perform such other and further acts and things as may be necessary to effect the agreements herein made.

        C.    Actions After Closing.

          1.     WCE shall at its cost and expense prepare or file or cause to be prepared and filed all Tax Returns required to be filed with any governmental entity in respect of the businesses, operations and income of WCE during any period prior to the Closing.

          2.     PETROHAWK shall prepare and file timely with the Internal Revenue Service a Form 1065 for WCE for the accounting period of January 1, 2004, through the date preceding the date of Closing, and a copy thereof shall be provided to the STOCKHOLDERS no later than March 15, 2005.

          3.     PETROHAWK shall maintain for a period of six years after the date of Closing all accounting and financial files, books, and records delivered to them pursuant to this Agreement with respect to the business, operations, and income of WCE prior to Closing. Such files, books and records shall be available for inspection by the STOCKHOLDERS, their consultants and representatives, during regular business hours and on reasonable notice to PETROHAWK.

          4.     The STOCKHOLDERS will cause to be paid to those persons who are employees of WCE at the time of Closing the aggregate sum of Three Million Dollars ($3,000,000) as severance compensation for their services theretofore rendered to WCE, subject to applicable withholding and payroll taxes. An amount necessary to pay and satisfy the aggregate amount of all severance payments immediately after the Closing shall be paid within three (3) business days after the Closing to such persons and in such amounts as Ronald W. Crosby or Dickie Hunter may designate by written instrument delivered to PETROHAWK on or before Closing.

          All of the remaining portion of such sum shall be paid in such amounts as Ronald W. Crosby may in his discretion determine. Such amounts shall be paid to such persons at such time or times (not to exceed six (6) months after the date of Closing) as Ronald W. Crosby or Dickie Hunter may then determine.

          5.     There are currently in force and effect with respect to employees of WCE the following (collectively, the "Benefits Plans"):

      (a)
      a Medical Insurance Plan pursuant to Policy No. 088974 issued by Blue Cross and Blue Shield of Texas;

      (b)
      a Health Benefit Plan created pursuant to Section 125 of the Internal Revenue Code, identified as Plan Number 002 of WCE;

      (c)
      an Employee Retirement Savings Plan created pursuant to Section 401(b) of the Internal Revenue Code, and identified as Plan Number 001 of WCE;

      (d)
      a Long-Term Disability Insurance Plan pursuant to Policy No. L656239 issued by Northwestern Mutual Life Insurance Company;

      (e)
      a Group Term Life Insurance Plan pursuant to Policy No. BGGR098433 issued by MetLife; and

      (f)
      a Group Voluntary Dental Insurance Plan pursuant to Policy No. V-228982 issued by AIG—American General.

    All of the Benefit Plans will be canceled and terminated as promptly after Closing as is practicable.

          6.     In accordance with Code Section 1362(e)(3) and Treasury Regulations Section 1.1362-6(a)(5), WCE and PETROHAWK shall elect to have the rules provided in Code Section 1362(e)(2) not apply. WCE shall execute a consent in the form attached hereto as Appendix VI, and PETROHAWK shall execute a consent in the form attached hereto as Appendix VII. PETROHAWK shall cause WCE to prepare its tax returns for the S short year and C short year, with the STOCKHOLDERS of WCE having final approval (provided such approval will not be unreasonably withheld or delayed) over WCE's tax return for the S short year, and PETROHAWK having final approval over WCE's tax return for the C short year.

          7.     Except for retention by them of the names of WCE and the Partnerships identified in the Partnerships Merger Agreement for the period hereinafter provided, STOCKHOLDERS retain and shall have the exclusive use of the name "Wynn-Crosby." Neither PETROHAWK, WCE nor any such Partnership shall use such name in the name of any corporation, partnership, limited liability company, assumed name, or other entity or identification. As promptly after the Closing as the same can be effected in the orderly transition of change of control of WCE and such Partnerships, and in any event not later than one (1) year after the date of Closing, PETROHAWK will cause to be effected the change of the name of WCE and such Partnerships to eliminate therefrom the name "Wynn-Crosby."

          PETROHAWK will, and will cause WCE and such Partnerships to, execute and deliver such consents and approvals as are reasonably requested to effect for the STOCKHOLDERS the provisions of this clause 7 and the use by the STOCKHOLDERS of such name.

          8.     Each of the STOCKHOLDERS, WCE and PETROHAWK will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections VI and VII and below, and any governmental authorizations necessary for the consummation of such transactions).

IX
Termination

        A.    Right of Termination.    This Agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

  (i)
  by mutual consent of the Parties;

  (ii)
  by WCE or the STOCKHOLDERS if the conditions set forth in Paragraph VI are not satisfied or waived prior to Closing;

  (iii)
  by PETROHAWK if the conditions set forth in Paragraph VII are not satisfied or waived by PETROHAWK prior to Closing;

  (iv)
  by any Party if a Closing shall not have occurred on or before December 15, 2004, for a reason other than the breach by such party of this Agreement;

  (v)
  by any Party if, at or prior to a Closing any suit, proceeding, claim or other judicial or administrative matter or action (other than a suit or proceeding instituted directly or indirectly by or on behalf of the party seeking to effect such termination) is pending which directly or indirectly may materially adversely affect the transaction or may affect the Properties by an amount in excess of the Termination Amount; and

  (vi)
  by PETROHAWK if a Material Adverse Effect occurs.

X
Indemnification Escrow

        A.    Survival of Representations and Warranties.    All representations, warranties, and covenants made by WCE and the STOCKHOLDERS in this Agreement shall survive the Closing only to the extent provided in the succeeding provisions of this Paragraph X.

        B.    Indemnification.    To indemnify, defend and hold harmless PETROHAWK from and against all Damages incurred, directly, by reason of, or resulting from:

  (i)
  any fees, expenses or other payments incurred or owed by WCE to any brokers, financial advisors, attorneys, accountants or comparable other Persons retained or employed by it or them in connection with the transactions described in this Agreement; and

  (ii)
  (A) the inaccuracy or breach of any of the representations and warranties of WCE or the STOCKHOLDERS contained in this Agreement and (B) the breach of any of the covenants and agreements of WCE or the STOCKHOLDERS contained in this Agreement;

the STOCKHOLDERS will deposit the Indemnity Escrow Amount pursuant to clause VIII.B.2.

        C.    Limitations on Liability of WCE and Limitations on Damages.

          (a)   Any assertion by PETROHAWK that it has sustained damages as a result of (i) the inaccuracy of any representation or warranty made by WCE or the STOCKHOLDERS, or (ii) the breach of any covenant of WCE or the STOCKHOLDERS herein, must be made by PETROHAWK and delivered to the Escrow Agent and the Exchange Agent on or before six (6) months after the Closing Date.

          (b)   No claim shall be made under this Paragraph X by any Party or otherwise in connection with this Agreement or the transactions contemplated herein until the sum of the amount of Damages actually incurred by PETROHAWK and attributable to such claim exceeds the sum of Fifty Thousand Dollars ($50,000); provided, however, that this deductible shall not be applicable to claims made pursuant to Section X.B.(i) or Section II.A.14. If Closing occurs, except to the extent otherwise provided in this Paragraph X, WCE and the STOCKHOLDERS shall be liable to PETROHAWK (i) only with respect to claims made prior to the deadline set forth in Section X.C.(a) above, (ii) for and only to the extent of Damages in excess of the Deductible, and (iii) for and only to the extent of the Indemnification Escrow Amount. If Closing occurs, PETROHAWK acknowledges and agrees that PETROHAWK's right to recover for Damages is expressly limited to recovery from the Indemnification Escrow Amount, and that PETROHAWK shall have no other right to recover Damages with respect to the transactions described in this Agreement.

          (c)   Under no circumstances whatsoever may either Party recover exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages from the other Party.

          (d)   Notwithstanding anything to the contrary herein contained, the limitations provided in this Section X.C. shall not apply in the case of fraud.

        D.    Notice of Claims.    If an indemnity claim is asserted for which PETROHAWK may have a right of recovery from the Indemnity Escrow Amount (or would have, but for the application of the Deductible), PETROHAWK shall give the Escrow Agent and the Exchange Agent written notice of the claim setting forth the particulars associated with the claim (including a copy of the written claim, if any) as then known by PETROHAWK ("Claim Notice"). PETROHAWK shall effect notice within such time as will allow the Exchange Agent a reasonable period in which to evaluate and timely respond to the claim; provided, however, the foregoing shall not extend the time limitations set forth in Section X.C.(a); provided, further, however, that PETROHAWK shall not be required to provide a Claim Notice unless and until it believes that the claim underlying the indemnity claim could reasonably be expected to exceed the Deductible. If PETROHAWK reasonably believes that it is entitled to indemnification from the Indemnity Escrow Amount for the claim which is the subject of the Claim Notice, the Claim Notice shall so state (such a notice being an "Indemnity Claim Notice").

        E.    Defense of Claims.    Upon receipt of a timely Indemnity Claim Notice, the Exchange Agent may (without prejudice to its right to contest the right of PETROHAWK of indemnity under this Agreement) assume the defense of the claim with counsel selected by the Exchange Agent and reasonably satisfactory to PETROHAWK. PETROHAWK shall cooperate in all reasonable respects in such defense. In all instances, PETROHAWK may employ separate counsel and participate in the defense of any claim; provided, however, the fees and expenses of counsel employed by PETROHAWK will be borne solely by PETROHAWK. If the Exchange Agent does not notify PETROHAWK within the earlier to occur of:

          (a)   three (3) days before the time a response is due in any litigation matter (so long as the Indemnity Claim Notice was presented to the Exchange Agent at least ten (10) days prior to the date the response is due), or

          (b)   thirty (30) days after receipt of the Indemnity Claim Notice, that the Exchange Agent elects to undertake the defense of the claim, PETROHAWK may defend the claim with counsel of PETROHAWK's choice, subject to the right of the Exchange Agent to assume the defense of the claim at any time prior to settlement or final determination thereof. In such event, PETROHAWK shall promptly send written notice to the Exchange Agent of any proposed settlement of the claim, which settlement the Exchange Agent may accept or reject, in its reasonable judgment, within ten (10) days of receipt of the notice, unless the settlement offer is limited to a shorter period in which case the Exchange Agent will have such shorter period in which to accept or reject the proposed settlement. Failure of the Exchange Agent to accept or reject such settlement within the applicable period will be deemed a rejection of the proposed settlement.

Notwithstanding the foregoing, PETROHAWK may settle any matter over the objection of the Exchange Agent, but in so doing PETROHAWK will waive any right to indemnity therefor as to (and only as to) liabilities with respect to which the Exchange Agent has acknowledged in writing its indemnity obligation.

        F.    Express Negligence; Conspicuousness.    THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. PETROHAWK, WCE AND THE STOCKHOLDERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

        G.    Exclusive Remedy.    If the Closing occurs, the sole and exclusive remedy of each of PETROHAWK and its subsidiaries with respect to the transactions provided for in this Agreement shall be pursuant to the express indemnification provisions of this Paragraph X. Any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, other claims pursuant to or in connection with this Agreement shall be subject to the provisions set forth in this Paragraph X.

        H.    Indemnification Escrow Amount Release.    The Indemnification Escrow Amount shall be maintained in escrow for six (6) months following the Closing Date and for so long thereafter as is required to resolve any claims asserted by PETROHAWK prior to the expiration of such six (6) month period. On the first business day after the expiration of such six (6) month period, there shall be released to the Exchange Agent all of that portion of the Indemnification Escrow Amount which is in excess of claims asserted hereunder during such six (6) month period which remain unresolved. Upon the later of (i) the expiration of such six (6) month period or (ii) the resolution of any such claims asserted prior to the expiration of such six (6) month period, if applicable, the escrow shall close, and the Indemnification Escrow Amount shall be released to the Exchange Agent in accordance with the Indemnification Escrow Agreement. The costs and expenses associated with the escrow pursuant to the Indemnification Escrow Agreement (x) shall be paid from time to time in accordance with the Indemnification Escrow Agreement and (y) shall be paid fifty percent (50%) by PETROHAWK and fifty percent (50%) by the Exchange Agent.

XI
Miscellaneous

        A.    Entire Agreement.    This Agreement, the documents to be executed hereunder, and each Appendix and schedule attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the Parties hereto in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

        B.    Waiver.    No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        C.    Captions.    The captions in this Agreement are for convenience only and may not be considered a part of or as affecting the construction or interpretation of any provision of this Agreement.

        D.    Governing Law and Arbitration.    This Agreement, all documents delivered pursuant hereto and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of Texas, except to the extent the laws of another jurisdiction are applicable to real property situated in such jurisdiction and without regard to laws that might otherwise govern under applicable principles of conflicts of laws.

        All disputes arising out of or in connection with the execution, interpretation or performance of this Agreement shall, to the fullest extent permitted by law, be solely and finally determined by arbitration conducted in the metropolitan area of the City of Dallas, Texas, in accordance with the Texas General Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The decision of the arbitrator(s) shall be reduced to writing and shall be binding on the parties. Judgment upon any award so determined may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The costs and expenses of such arbitration shall be borne in such manner as may be determined by such arbitrator(s).

        All persons serving as arbitrators hereunder must be experienced in matters relating to the ownership, operation and production of oil and gas properties and the costs and expenses thereof, of the value of such properties, and of the sale and acquisition of such properties.

        E.    Notices.    Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid telegram, overnight courier, telecopier, facsimile transmission, or delivered, as follows:

          If to WCE or STOCKHOLDERS:

      Wynn-Crosby Energy, Inc.
      5500 West Plano Parkway
      Suite 200
      Plano, Texas 75093
      Telephone: 972/380-5500
      Fax: 972/380-9570
      Attn: Ronald W. Crosby

          If to PETROHAWK or a PETROHAWK Subsidiary:

      PETROHAWK ENERGY CORPORATION
      1100 Louisiana,
      Suite 4400
      Houston, Texas 77002
      Telephone: 832-204-2700
      Fax: 832-204-2800
      Attn: Floyd C. Wilson

          If to Exchange Agent:

      Mr. Ronald W. Crosby
      5500 West Plano Parkway
      Suite 200
      Plano, Texas 75093
      Telephone: 972/380-5500
      Fax: 972/380-9570

or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter. All notices shall be deemed to have been given as of the date of receipt.

        F.    Expenses.    Each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from any other party hereto, regardless of whether or not the Merger herein provided is effected.

        G.    Inconsistent Activities.    Unless and until this Agreement has been terminated as provided herein, neither WCE nor the STOCKHOLDERS shall (i) solicit, discuss or otherwise entertain, any offer to acquire, directly or indirectly, WCE, any Target Entity, or any of the Target Entity Properties or any interest therein; or (ii) provide information to others concerning WCE or the Target Entity Properties, except as required by law.

        H.    Publicity and Confidentiality.    No Party shall provide any information concerning (i) the existence or terms of this Agreement, (ii) the Target Entity Properties, or (iii) any aspect of the transactions contemplated by this Agreement, to anyone other than their respective affiliates, lending institutions, investment bankers, officers, employees and representatives, except as required by law or by the rules and regulations of the Securities and Exchange Commission ("SEC") or any exchange or association on which either shares or securities of a party are traded or as necessary to qualify for an exemption for registration in connection with an exempt offering of PETROHAWK securities. WCE and the STOCKHOLDERS acknowledge that PETROHAWK is publicly-traded company and is required to disclose the existence of material agreements through filings with the SEC and PETROHAWK will be required to disclose and file this Agreement with the SEC and it will become public upon such disclosure, and PETROHAWK will issue a press release immediately after the execution of this Agreement which will contain details of the transactions contemplated herein and in the Partnerships Merger Agreement.

        The STOCKHOLDERS and WCE understand that PETROHAWK may desire to discuss with other parties prior to Closing the sale of WCE or a portion of the Properties to such other parties in transactions that may occur concurrent with or shortly after the Closing. Prior to the disclosure by PETROHAWK of confidential information to such other parties, PETROHAWK will notify the STOCKHOLDERS and WCE in writing of such fact, of the identity of such parties and the Properties being considered for sale, and of the confidential information proposed to be disclosed. Within five (5) days after receipt of such notice, WCE and the STOCKHOLDERS will notify PETROHAWK in writing of their consent to the disclosure of such information or of their refusal of such consent. The failure of the STOCKHOLDERS and WCE to so notify PETROHAWK shall constitute the consent of the STOCKHOLDERS and WCE to such particular disclosure.

        No confidential information shall be so disclosed by PETROHAWK without the consent of the STOCKHOLDERS and WCE, and such consent shall not be unreasonably withheld. Notwithstanding the consent of the STOCKHOLDERS and WCE to such a disclosure, such confidential information shall be disclosed only to a party that has agreed by written instrument to be bound by and to comply with the provisions of this Section XI.H.

        The limitations contained in this Section XI.H. shall terminate on the earlier to occur of (i) the Closing of the transactions contemplated herein, or (ii) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach by any party hereto or its respective officers, employees or representatives of the obligations of this Section H. If this Agreement is terminated for any reason whatsoever, PETROHAWK shall, on the request of WCE, promptly return to WCE all information and data furnished or made available to PETROHAWK by WCE and the STOCKHOLDERS and their officers, employees and representatives in connection with the investigation by PETROHAWK of WCE and the Properties.

        I.    Audits.    If under this Agreement an accounting determination or reconciliation is required with respect to any matter arising hereunder, any Party may, at its expense, perform or cause to be performed such audit as is deemed appropriate. The Parties shall cooperate to provide all necessary access to the information required for any such audit.

        J.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        K.    Assignment.    No assignment other than an assignment by PETROHAWK to a subsidiary or affiliate directly or indirectly owned by it with the financial ability to perform all of the obligations herein provided to be performed by PETROHAWK may be made by any Party of this Agreement or of any right, privilege, cause of action or obligation hereunder.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date above recited.

WYNN-CROSBY ENERGY, INC.
By:	/s/ RONALD W. CROSBY Ronald W. Crosby, President
/s/ RONALD W. CROSBY Ronald W. Crosby
/s/ PAIGE L. CROSBY PAIGE L. CROSBY
PETROHAWK ENERGY CORPORATION
By:	/s/ FLOYD C. WILSON Floyd C. Wilson, President and Chief Executive Officer

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER